Exhibit 99.1

Contacts:			FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330	Investors
Les Morris	317-263-7711	Media

SIMON PROPERTY GROUP ANNOUNCES AMENDED AND EXTENDED $2.75 BILLION REVOLVING CREDIT FACILITY AND INCREASE TO GLOBAL COMMERCIAL PAPER PROGRAM

INDIANAPOLIS, March 2, 2015 — Simon (NYSE: SPG), a leading global retail real estate company, today announced that it has amended and extended its $2.0 billion unsecured multi-currency supplemental revolving credit facility.  The facility’s borrowing capacity has been increased from $2.0 billion to $2.75 billion, and can be further increased to $3.5 billion during its term, will initially mature on June 30, 2019 and can be extended for an additional year to June 30, 2020 at the Company’s sole option.  The interest rate on the new supplemental facility, based on the Company’s current long-term unsecured credit ratings, is reduced to LIBOR plus 80 basis points from LIBOR plus 95 basis points and provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

In addition, the Company also increased the maximum aggregate program size of its global commercial paper note program from $500 million to $1.0 billion, or the non-U.S. dollar equivalent thereof.  The Company’s program is currently rated A1/P1 by S&P and Moody’s, respectively.

“These actions further enhance our already strong financial flexibility and provide greater liquidity to help support our growth,” said David Simon, Chairman and Chief Executive Officer.  “The newly refinanced supplemental credit facility extends its duration to more than five years and at the same time reduces our borrowing costs.  This amended and extended supplemental facility, combined with our existing $4.0 billion facility, provides the Company with $6.75 billion of total revolving credit capacity.  Also, our commercial paper program has been well received, allowing us to expand on its initial success and further diversify our funding sources.”

A total of 33 lenders participated in the Company’s $2.75 billion facility, including JPMorgan and Bank of America Merrill Lynch as Joint Lead Arrangers and Joint Bookrunners; Citibank, PNC Bank, Royal Bank of Scotland, Sumitomo Mitsui Banking Corporation and U.S. Bank as Joint Lead Arrangers and Co-Syndication Agents.

Our commercial paper notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.